Sherb & Co., LLP
                          Certified Public Accountants
                                805 Third Avenue
                               New York, NY 10022
                            Telephone (212) 838-5100



The Board of Directors and Stockholders
Telecom Communications, Inc.

We consent to the incorporation in this Registration Statement on Form S-8 of our report dated January 19, 2004 for the year ended September 30, 2003 relating to the consolidated balance sheet of Telecom Communications, Inc. and Subsidiaries and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 2003 and 2002. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-8.


                                          /s/ Sherb & Co., LLP

Sherb & Co., LLP
Certified Public Accountants
New York, NY
April 7, 2004